Exhibit 10.57

                             1997
                         ABCBS/BCBSMo
                          Incentive
                             Plan




                        President/CEO






               The ABCBS/BCBSMo Incentive Plan

                         Eligibility

The 1997 ABCBS/BCBSMo Incentive Plan (AIP) is a short-term incentive program designed to reward you for the achievement of corporate and individual goals. As this program is designed for the President/CEO of both companies, it is a combination of the ABCBS's and BCBSMo's incentive plans.



   ABCBS and BCBSMo reserve the right to update, modify or repeal this program, permanently or temporarily, if it is in the best interest of the companies to do so. The description of this program contained in this booklet should not be construed to imply that it is an employment contract for any period of time.



                 Overall Program Description


For 1997, 50% of your annual incentive opportunity will be based upon ABCBS corporate financial performance, and 50% will be based on BCBSMo corporate financial performance.
Two incentive pools, one for each company's performance, have been established to determine your total incentive opportunity.

The key element in determining the size of your incentive pools are: the overall corporate financial performance as measured by ABCBS's 1997 net income and by BCBSMo's 1997
Operating Profit.

Your total target incentive pool is 43% of your base salary or salary range midpoint, whichever is higher. The target pools attributed to ABCBS and BCBSMo are 21.5% and 21.5%, respectively.

ABCBS's incentive payment and BCBSMo's incentive payment will be calculated separately, and then combined into your total incentive payout.



                  ABCBS Incentive Component


                    ABCBS Incentive Pool

The key element in determining the size of your ABCBS incentive pool is the overall corporate financial performance as measured by the company's 1997 net income. Your maximum incentive payment will be determined by the company's financial performance according to the incentive pool chart below. The actual amount paid will ultimately depend on the accomplishment of the corporate financial goal (net income) and individual goals.

Net Income of $2.5 Million must be achieved for any payout to occur. There will be no incentive payment for performance below the threshold level.

In 1997, the incentive pool size is expressed as a percentage of your base salary as of December 31, 1997, or salary range midpoint, whichever is higher.


                ABCBS Incentive Pool Funding

                        Threshold        Target          Maximum
Net Income, excluding
one-time charges such
as relocation           $2.5 million   $7.5 million    $11.3 million

Pool Size as a % of
midpoint or base            7%            21.5%            33%
salary:


           Source:  Corporate Financial Statements

   Performance results for the pool will be interpolated.

                 BCBSMo Incentive Component


                    BCBSMo Incentive Pool

The key element in determining the size of your BCBSMo incentive pool is the overall corporate financial performance as measured by the company's 1997 Operating
Profit, excluding Investment Income, Extraordinary
Income/Expense and Taxes on Income. Your maximum incentive payment will be determined by the company's financial performance according to the incentive pool chart below.
The actual amount paid will ultimately depend on the accomplishment of the corporate financial goal and individual goals.

The threshold for Operating Profit (a loss of $2.4 Million) must be achieved for any payout to occur. There will be no incentive payment for performance below the threshold level.

In 1997, the incentive pool size is expressed as a percentage of your participantOs base salary as of December
31, 1997, or salary range midpoint, whichever is higher.


                BCBSMo Incentive Pool Funding


                        Threshold      Target       Maximum
Operating Profit,
excluding
Investment Income,
Extraordinary
Income/Expense and        -$2.4         -$1.9        -$1.4
Taxes on Income          million       million      million

Pool Size as a % of
midpoint or base            7%          21.5%         33%
salary:


           Source:  Corporate Financial Statements

   Performance results for the pool will be interpolated.


             Corporate and Individual Incentives

The following description applies to both the ABCBS and BCBSMo components of the incentive plan. This describes the split between corporate and individual incentives.

Corporate Financial Incentive - 75% of your incentive payment is based solely on the accomplishment of the corporate financial goal, i.e., you receive 75% of the Incentive Payment, based on the Incentive Pool charts for ABCBS and BCBSMo.

Individual Incentive - Additionally, 25% of your incentive payment is based on the accomplishment of the corporate financial goal, but is only paid if you meet your individual goals.

Your individual goals will be specific and/or unique discretionary goals that will be tied to and support the overall corporate goals. These goals may be individual or team goals that focus on key projects, productivity, quality, process improvement, or organizational effectiveness, to which all participants contribute. All discretionary goals must be approved by the Compensation
Committee of the Board.

Achievement of all individual goal targets will result in a payout equal to 100% of your potential payout for individual goals. (The potential payout is based on the available pool created by corporate financial performance.) The maximum payout for discretionary and budget goal performance, 150% of your potential payout for individual goals, may be achieved based on exceptional performance against individual goals.

Minimum Incentive Payout -- There is no minimum incentive for 1997.

                Administration of the Program

Year end corporate financial results for 1997 are expected to be available by March 1998. Overall performance against the corporate General and Administrative expenses budget goal, as well as the results of specific group/division
General and Administrative expense budget goals will be forwarded to Human Resources by the Finance Division. Once known, your performance results as measured against your individual discretionary goals should be forwarded to the appropriate Compensation Committee of the Board for approval.

After receiving all necessary information, Human Resources will calculate the incentive payments with payout expected to occur in March 1998, following acceptance and approval by the Board of Directors or their designee.


          Administration of the Program (continued)


Incentives for those who are promoted into a management position, move from one management level to another, or move out of a management position and into another position within the company, will be prorated according to the number of full months spent in the eligible position(s).

If the participant moves into or out of an eligible position, or moves from one AIP level to another, (ex. Manager to Vice President), the incentive pool will be based on the participantOs salary range midpoint or base salary, whichever is higher, for the time spent in that position or at that level. The actual amount paid will ultimately depend on the accomplishment of financial and individual goals.

Incentives for those newly hired into positions eligible for the AIP will be calculated using the participantOs hire date rather than a full-month proration.

If an eligible participant receives a performance rating of DNM (Does Not Meet Standards), he or she will become ineligible to receive a payment for their participation in the AIP.

A participant whose employment is terminated during 1997 will be ineligible to receive a payment under this plan, except when the reason for termination is retirement, job elimination, or death. In these cases, payments will be prorated according to the number of full months the participant spent in the position(s).

If you have any questions about the AIP, contact Joe Jones, Incentive Compensation Analyst in Human Resources at (314)
923-4947.